Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Starlink AI Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, par value $0.0001 per share, and one right(2)	Rule 457(o)	6,900,000	$10.00	$69,000,000	$0.00013810	$9,528.90
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	6,900,000
	Other	Rights included as part of the units(3)	Rule 457(g)	6,900,000
	Equity	Ordinary shares underlying the rights included as part of the units(3)	Rule 457(o)	862,500	$10.00	$8,625,000	$0.00013810	$1,191.11
	Total Offering Amounts					$77,625,000		$10,720.01
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$10,720.01

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2) Representing 6,900,000 units including 6,000,000 units to be issued in the offering and up to 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any, each consisting of one ordinary share and one right to receive one-eighth of one ordinary share upon the consummation of the issuer’s initial business combination.

(3) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.